UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 1, 2006

GRAN TIERRA ENERGY INC.
(f/k/a GOLDSTRIKE INC.)

(Exact name of registrant as specified in its charter)

Nevada	333-111656	98-0479924
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

300, 611 - 10th Avenue S.W.
Calgary, Alberta, Canada	T2R 0B2
(Address of principal executive offices)	(Zip Code)

(403) 265-3221
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Reference is made to the disclosure set forth under Item 5.02 of this Current Report on Form 8-K, which disclosure is incorporated herein by reference.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

(b)
Gran Tierra Energy Inc. (the “Company”) announced on January 3, 2007 that it had accepted the resignation of James Hart from his position as the Company’s Chief Financial Officer and Vice President, Finance. Mr. Hart’s resignation was not based upon any disagreement with the Company. Effective January 2, 2007, the Company’s Board of Directors elected Martin H. Eden to fill the position of Chief Financial Officer, filling the vacancy created by Mr. Hart’s resignation. The election of Mr. Eden to the position of Chief Financial Officer was not pursuant to any arrangement or understanding between Mr. Eden and any third party. Mr. Eden began full time employment with the Company on January 2, 2007. Mr. Hart will continue to serve the Company in a business development position.

(c)
Mr. Eden has over 26 years experience in accounting and finance in the energy industry in Canada and overseas. He was Chief Financial Officer of Artumas Group Inc., a publicly listed Canadian oil and gas company from April 2005 to December 2006 and was a director from June to October, 2006. He has been president of Eden and Associates Ltd., a financial consulting firm, from 1999 to present. From 2004 to 2005 he was CFO of Chariot Energy Inc., a Canadian private oil and gas company. During 2004 he was also CFO of Assure Energy Inc., a publicly traded oil and gas company listed in the United States. From 2001 to 2002 he was CFO of Geodyne Energy Inc., a publicly listed Canadian oil and gas company. From 1997 to 2000 he was Controller and subsequently CFO of Kyrgoil Corporation, a publicly listed Canadian oil and gas company with operations in Central Asia. He spent nine years with Nexen Inc. (1986-1996), including three years as Finance Manager for Nexen's Yemen operations and six years in Nexen's financial reporting and special projects areas in its Canadian head office. Mr. Eden has worked in public practice including two years as an audit manager for Coopers & Lybrand in East Africa. Mr. Eden holds a B.Sc. in Economics from Birmingham University, England, an MBA from Henley Management College/Brunel University, England, and is a member of the Institute of Chartered Accountants of Alberta and the Institute of Chartered Accountants in England and Wales.

On December 1, 2006 the Company entered into an executive employment agreement with Mr. Eden that provides for an initial annual base salary of CDN$225,000 ($194,743 US dollars) and provides for unspecified annual bonuses and options as warranted. Mr. Eden’s employment agreement became effective on January 2, 2007 and has an initial term of three years, subject to extension or earlier termination and provides for severance payments, in the event he is terminated without cause or terminates the agreement for good reason, in the amount of his total compensation for the prior year. “Good reason” includes an adverse change in the Mr. Eden’s position, title, duties or responsibilities, or any failure to re-elect him to such position (except for termination for “cause”). Mr. Eden’s employment agreement includes customary indemnity, insurance, non-competition and confidentiality provisions. A copy of the execution employment agreement between the Company and Mr. Eden is filed herewith as Exhibit 10.36. The filing of this current Report on Form 8-K was delayed until the time of the announcement of Mr. Eden’s hiring as permitted by the Instructions to Item 5.02(c) of From 8-K.

On January 3, 2007 the Board granted Mr. Eden options, under the Company’s 2005 Equity Incentive Plan, to purchase 225,000 shares of the Company’s common stock, par value $0.001 US dollars per share. The options are exercisable over a period of three years, with 33 1/3 percent exercisable on each anniversary of the grant date. The exercise price of the options will be equal to the closing price of the Company’s common stock on January 3, 2007.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.36	Executive Employment Agreement, dated December 1, 2006, by and between Gran Tierra Energy Inc. and Martin H. Eden.

99.1	Press release of Gran Tierra Energy Inc. dated January 3, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gran Tierra Energy Inc.

By:	/s/ Dana Coffield
Name:	Dana Coffield
Title:	President and Chief Executive Officer

Date:	January 3, 2007

Exhibit Index

Exhibit No.	Description

10.36	Executive Employment Agreement, dated December 1, 2006, by and between Gran Tierra Energy Inc. and Martin H. Eden.

99.1	Press release of Gran Tierra Energy Inc. dated January 3, 2007.